Exhibit (a)(5)(B)

HANDY & HARMAN LTD. ANNOUNCES INCREASE IN TENDER OFFER PRICE

White Plains, New York, August 19, 2014 – Handy & Harman Ltd. (NASDAQ: HNH) (“HNH” or the “Company”) announced today that it has amended its previously announced tender offer to increase the price at which it will purchase shares of its common stock, par value $0.01 per share (“Common Stock”), to a purchase price of $26.00 per share. The maximum aggregate size of the tender offer remains unchanged at $60 million in value of Common Stock.  However, the maximum number of shares the Company could purchase if the tender offer is fully subscribed has decreased to 2,307,692 shares from 2,500,000 shares. The tender offer remains scheduled to expire at 5:00 P.M., Eastern Time, on September 5, 2014, or such later date to which the Company may extend the tender offer. The Company’s Common Stock closed on the Nasdaq Capital Market at $24.78 per share on August 18, 2014, the last full trading day prior to the Company’s announcement of its intention to increase the purchase price for the shares of common stock in the tender offer. The shares closed at $22.56 per share at the close on August 6, 2014, immediately prior to the announcement of the Company’s intention to commence the tender offer.

As previously announced, the tender offer will not be conditioned upon any minimum number of shares being tendered and is not conditioned upon financing. The tender offer is, however, subject to the satisfaction of certain conditions as outlined in the original Offer to Purchase. The tender offer was originally made pursuant to the Offer to Purchase, dated August 7, 2014, which was previously filed with the Securities and Exchange Commission (“SEC”) and forwarded to stockholders. A Supplement to the Offer to Purchase and amended letters of transmittal and related materials containing a complete explanation of the amended terms and conditions of the tender offer and revised instructions for tendering shares of Common Stock will be promptly filed with the SEC and forwarded to shareholders of record.

HNH’s directors, executive officers and affiliates have advised the Company that they do not intend to tender any of their shares of common stock in the tender offer. DGT Holdings Corp., which is 82.7% owned by Steel Partners Holdings L.P. (“SPH”), which itself owns 56.1% of the Company, intends to tender into the tender offer its 97,550 shares of the Company’s common stock. No other affiliates of the Company or SPH intend to tender any of their shares of HNH in the tender offer.

The Company has retained Computershare Trust Company, N.A. (“Computershare”) to serve as the depositary for the tender offer and MacKenzie Partners, Inc. (“MacKenzie”) to serve as the Information Agent. A copy of the amended offering documents may be obtained from MacKenzie at (800) 322-2885 or tenderoffer@mackenziepartners.com, when they become available. Please contact MacKenzie with any questions regarding the tender offer.

Stockholders are urged to read the amended offering documents when they become available because they will contain important information that stockholders should consider before making any decision regarding tendering their shares. The amended offering documents will be available for free at the SEC’s website at http://www.sec.gov. In addition, HNH’s stockholders will be able to obtain a copy of these documents from MacKenzie as noted above, free of charge.

In addition to the amended offering documents, HNH files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed by HNH at the SEC public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. HNH’s filings with the SEC are also available to the public from commercial document-retrieval services and at the website maintained by the SEC at http://www.sec.gov.

Over the last two years, through its repurchase programs, HNH has repurchased approximately 700,514 shares of common stock at an average cost of $22.33 per share. Through its current tender offer, HNH is continuing its commitment to repurchasing its shares of common stock with a view to enhancing stockholder value.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND DOES NOT CONSTITUTE AN OFFER TO SELL OR PURCHASE, OR THE SOLICITATION OF TENDERS OR CONSENTS WITH RESPECT TO, THE SHARES OF HNH.  NO OFFER, SOLICITATION, PURCHASE OR SALE WILL BE MADE IN ANY JURISDICTION IN WHICH SUCH AN OFFER, SOLICITATION, PURCHASE OR SALE WOULD BE UNLAWFUL.  THE OFFER WILL BE MADE SOLELY PURSUANT TO THE OFFERING DOCUMENTS.  NONE OF HNH, ITS BOARD OF DIRECTORS, OFFICERS OR EMPLOYEES, COMPUTERSHARE OR MACKENZIE IS MAKING ANY RECOMMENDATION AS TO WHETHER OR NOT STOCKHOLDERS SHOULD TENDER ALL OR ANY PORTION OF THEIR SHARES IN THE OFFER.  STOCKHOLDERS ARE STRONGLY ENCOURAGED TO EVALUATE CAREFULLY ALL INFORMATION IN THE OFFERING DOCUMENTS AND TO CONSULT THEIR INVESTMENT AND TAX ADVISORS BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES.

About Handy & Harman Ltd.

Handy & Harman Ltd. is a diversified manufacturer of engineered niche industrial products with leading market positions in many of the markets it serves. Through its wholly-owned operating subsidiaries, HNH focuses on high margin products and innovative technology and serves customers across a wide range of end markets. HNH’s diverse product offerings are marketed throughout the United States and internationally.

HNH’s companies are organized into five businesses: Joining Materials, Tubing, Building Materials, Arlon, and Kasco.

The Company sells its products and services through direct sales forces, distributors, and manufacturer’s representatives. HNH serves a diverse customer base, including the construction, electronics, telecommunications, transportation, utility, medical, semiconductor, aerospace, aviation, military electronics and food industries.

The Company’s business strategy is to enhance the growth and profitability of the HNH business units and to build upon their strengths through internal growth and strategic acquisitions. Management expects HNH to continue to focus on high margin products and innovative technology. Management has evaluated and will continue to evaluate, from time to time, potential strategic and opportunistic acquisition opportunities, as well as the potential sale of certain businesses and assets.

The Company is based in White Plains, N.Y., and its common stock is listed on the NASDAQ Capital Market under the symbol HNH. Website: www.handyharman.com

Forward-Looking Statements

This press release contains certain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that reflect HNH’s current expectations and projections about its future results, performance, prospects, and opportunities. HNH has tried to identify these forward-looking statements by using words such as “may,” “should,” “expect,” “hope,” “anticipate,” “believe,” “intend,” “plan,” “estimate,” and similar expressions. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause its actual results, performance, prospects, or opportunities in 2014 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These factors include, without limitation, HNH’s need for additional financing and the terms and conditions of any financing that is consummated, customers’ acceptance of its new and existing products, the risk that the Company will not be able to compete successfully, the possible volatility of the Company’s stock price, and the potential fluctuation in its operating results. Although HNH believes that the expectations reflected in these forward-looking statements are reasonable and achievable, such statements involve significant risks and uncertainties, and no assurance can be given that the actual results will be consistent with these forward-looking statements. Investors should read carefully the factors described in the “Risk Factors” section of the Company’s filings with the SEC, including the Company’s Form 10-K for the year ended December 31, 2013, for information regarding risk factors that could affect the Company’s results. Except as otherwise required by Federal securities laws, HNH undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, changed circumstances, or any other reason.

James F. McCabe, Jr., Senior Vice President and Chief Financial Officer
212-520-2376
jmccabe@steelpartners.com